EXHIBIT 99.1

PennantPark Floating Rate Capital Ltd. Announces Financial Results for the Third Quarter Ended June 30, 2025

MIAMI, Aug. 11, 2025 (GLOBE NEWSWIRE) -- PennantPark Floating Rate Capital Ltd. (NYSE: PFLT) announced today its financial results for the third fiscal quarter ended June 30, 2025.

HIGHLIGHTS
Quarter ended June 30, 2025 (Unaudited)
($ in millions, except per share amounts)

Assets and Liabilities:
Investment portfolio (1)	$2,403.5
Net assets	$1,087.5
Net asset value per share	$10.96
Quarterly change in net asset value per share	(1.0)%

Credit Facility	$298.9
2036 Asset-Backed Debt, net of unamortized deferred financing costs	$284.5
2036-R Asset-Backed Debt, net of unamortized deferred financing costs	$265.3
2037 Asset-Backed Debt, net of unamortized deferred financing costs	$358.2
2026 Notes, net of unamortized deferred financing costs	$184.4
Regulatory debt to equity	1.29x
Weighted average yield on debt investments at quarter-end	10.4%

Operating Results:
Net investment income	$24.6
Net investment income per share	$0.25
Core net investment income per share (2)	$0.27
Distributions declared per share	$0.31

Portfolio Activity:
Purchases of investments	$208.1
Sales and repayments of investments	$145.8

PSSL Portfolio data:
PSSL investment portfolio	$1,055.6
Purchases of investments	$52.3
Sales and repayments of investments	$53.8

_______________

(1) Includes investments in PennantPark Senior Secured Loan Fund I LLC, or PSSL, an unconsolidated joint venture, totaling $290.9 million, at fair value.

(2) Core net investment income (“Core NII”) is a non-GAAP financial measure. The Company believes that Core NII provides useful information to investors and management because it reflects the Company's financial performance excluding one-time or non-recurring investment income and expenses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. For the quarter ended June 30, 2025, Core NII excluded: i) $2.9m of credit facility amendment costs and ii) $1.2m of incentive fee expense offset.

CONFERENCE CALL AT 9:00 A.M. ET ON AUGUST 12, 2025

PennantPark Floating Rate Capital Ltd. ("we", "our", "us", or the "Company") will also host a conference call at 9:00 a.m. (Eastern Time) on Tuesday, August 12, 2025 to discuss its financial results. All interested parties are welcome to participate. You can access the conference call by dialing toll-free (888) 394-8218 approximately 5-10 minutes prior to the call. International callers should dial (646) 828-8193. All callers should reference conference ID #5487696 or PennantPark Floating Rate Capital Ltd. An archived replay will also be available on a webcast link located on the Quarterly Earnings page in the Investor section of PennantPark’s website.

PORTFOLIO AND INVESTMENT ACTIVITY

"We are encouraged by the recent uptick in deal activity, which we believe will lead to increased loan originations in the second half of 2025." said Art Penn, Chairman and CEO. “We anticipate continued net investment income growth and full dividend coverage as we invest the capital raised through our ATM program and debt financings in the previous quarters. In addition, we are pleased to announce the formation of a new joint venture with our long-term and trusted partner, Hamilton Lane. The new joint venture will invest in our core middle market directly originated senior secured loans and is expected to drive growth in our net investment income."

As of June 30, 2025, our portfolio totaled $2,403.5 million, and consisted of $2,150.6 million of first lien secured debt (including $237.7 million in PSSL), $12.5 million of subordinated debt and $240.4 million of preferred and common equity (including $53.3 million in PSSL). Our debt portfolio consisted of approximately 99% variable-rate investments. As of June 30, 2025, we had two portfolio companies on non-accrual, representing 1.0% and 0.5% of our overall portfolio on a cost and fair value basis, respectively. As of June 30, 2025, the portfolio had net unrealized depreciation of $51.3 million. Our overall portfolio consisted of 155 companies with an average investment size of $15.5 million and had a weighted average yield on debt investments of 10.4%.

As of September 30, 2024, our portfolio totaled $1,983.5 million and consisted of $1,746.7 million of first lien secured debt (including $237.7 million in PSSL), $2.7 million of second lien secured debt and subordinated debt and $234.1 million of preferred and common equity (including $56.5 million in PSSL). Our debt portfolio consisted of approximately 100% variable-rate investments. As of September 30, 2024, we had two portfolio companies on non-accrual, representing 0.4% and 0.2% of our overall portfolio on a cost and fair value basis, respectively. As of September 30, 2024, the portfolio had net unrealized depreciation of $11.4 million. Our overall portfolio consisted of 158 companies with an average investment size of $12.6 million, and a weighted average yield on debt investments of 11.5%.

For the three months ended June 30, 2025, we invested $208.1 million in four new and 17 existing portfolio companies at a weighted average yield on debt investments of 10.1%. Sales and repayments of investments for the same period totaled $145.8 million including $51.8 million of sales to PSSL. For the nine months ended June 30, 2025, we invested $1,108.3 million in 18 new and 112 existing portfolio companies with a weighted average yield on debt investments of 10.2%. Sales and repayments of investments for the same period totaled $669.5 million, including $292.4 million of sales to PSSL.

For the three months ended June 30, 2024, we invested $320.9 million in nine new and 45 existing portfolio companies at a weighted average yield on debt investments of 11.5%. For the nine months ended June 30, 2024, sales and repayments of investments totaled $137.6 million, including $69.1 million of sales to PSSL. For the nine months ended June 30, 2024, we invested $961.8 million in 33 new and 71 existing portfolio companies at a weighted average yield on debt investments of 11.7%. For the nine months ended June 30, 2024, sales and repayments of investments totaled $386.3 million, including $209.0 million of sales to PSSL.

PennantPark Senior Secured Loan Fund I LLC

As of June 30, 2025, PSSL’s portfolio totaled $1,055.6 million and consisted of 117 companies with an average investment size of $9.0 million and had a weighted average yield on debt investments of 10.4%. As of September 30, 2024, PSSL’s portfolio totaled $913.3 million, consisted of 109 companies with an average investment size of $8.4 million and had a weighted average yield on debt investments of 11.4%.

For the three months ended June 30, 2025, PSSL invested $52.3 million, including $51.8 million purchased from the Company, in seven new and two existing portfolio companies with a weighted average yield on debt investments of 10.8%. Sales and repayments of investments for the three months ended June 30, 2025 totaled $53.8 million. For the nine months ended June 30, 2025, PSSL invested $337.2 million, including $292.4 million purchased from the Company, in 28 new and 13 existing portfolio companies with a weighted average yield on debt investments of 10.3%. PSSL’s sales and repayments of investments for the same period totaled $177.2 million.

For the three months ended June 30, 2024, PSSL invested $84.5 million, including $69.1 million purchased from the Company, in five new and 11 existing portfolio companies at a weighted average yield on debt investments of 11.6%. Sales and repayments of investments for the three months ended June 30, 2024 totaled $47.0 million. For the nine months ended June 30, 2024, PSSL invested $240.4 million, including $209.0 million purchased from the Company, in 15 new and 20 existing portfolio companies at a weighted average yield on debt investments of 11.8%. Sales and repayments of investments for the nine months ended June 30, 2024 totaled $124.2 million.

RESULTS OF OPERATIONS

Set forth below are the results of operations for the three and nine months ended June 30, 2025 and 2024.

Investment Income

For the three and nine months ended June 30, 2025 investment income was $63.5 million and $192.4 million, respectively, which was attributable to $57.9 million and $175.1 million from first lien secured debt and $5.6 million and $17.3 million from other investments, respectively. For the three and nine months ended June 30, 2024, investment income was $48.5 million and $130.8 million, respectively, which was attributable to $42.7 million and $114.9 million from first lien secured debt and $5.8 million and $15.9 million from other investments, respectively. The increase in investment income for the three and nine months ended June 30, 2025, was primarily due to the increase in the size of the debt portfolio.

Expenses

For the three and nine months ended June 30, 2025, expenses totaled $38.9 million and $112.8 million, respectively and were comprised of: $22.5 million and $67.4 million of debt related interest and expenses, $5.9 million and $16.8 million of base management fees, $5.4 million and $19.1 million of performance-based incentive fees, $2.0 million and $5.5 million of general and administrative expenses, $0.2 million and $0.7 million of taxes and $2.9 million and $3.3 million in Credit Facility amendment costs. For the three and nine months ended June 30, 2024, expenses totaled $27.3 million and $71.1 million, respectively and were comprised of: $16.3 million and $39.9 million of debt related interest and expenses, $3.9 million and $10.3 million of base management fees, $5.3 million and $14.9 million of performance-based incentive fees, $1.5 million and $5.0 million of general and administrative expenses, $0.2 million and $0.9 million of taxes, and $0.1 million and $0.1 million of Credit Facility amendment costs. The increase in expenses for the three and nine months ended June 30, 2025, was primarily due to the increase in interest expense from increased borrowings and an increase in base management fees and incentive fee as a result of the increase in our investment portfolio.

Net Investment Income

For the three and nine months ended June 30, 2025 net investment income totaled $24.6 million or $0.25 per share, and $79.6 million or $0.88 per share, respectively. For the three and nine months ended June 30, 2024, net investment income totaled $21.2 million or $0.31 per share, and $59.7 million or $0.95 per share, respectively. The increase in net investment income for the three and nine months ended June 30, 2025, was primarily due to an increase in investment income partially offset by an increase in expenses.

Net Realized Gains or Losses

For the three and nine months ended June 30, 2025 net realized gains (losses) totaled $(14.8) million and $8.4 million, respectively. For the three and nine months ended June 30, 2024, net realized gains (losses) totaled $(0.4) million and $0.6 million, respectively. The change in net realized gains (losses) was primarily due to changes in the market conditions of our investments and the values at which they were realized.

Unrealized Appreciation or Depreciation on Investments and Debt

For the three and nine months ended June 30, 2025 we reported net change in unrealized appreciation (depreciation) on investments of $9.9 million and $(39.9) million, respectively. For the three and nine months ended June 30, 2024, we reported net change in unrealized appreciation (depreciation) on investments of $(4.0) million and $10.0 million, respectively. As of June 30, 2025 and September 30, 2024, our net unrealized appreciation (depreciation) on investments totaled $(51.3) million and $(11.4) million, respectively. The net change in unrealized appreciation (depreciation) on our investments was primarily due to the operating performance of the portfolio companies within our portfolio, changes in the capital market conditions of our investments and realization of investments.

For the three and nine months ended June 30, 2025, our Credit Facility had a net change in unrealized appreciation (depreciation) of $(0.1) million and less than $0.1 million, respectively. For the three and nine months ended June 30, 2024, our Credit Facility had a net change in unrealized appreciation (depreciation) of less than $0.1 million and less than ($0.1) million, respectively. As of June 30, 2025 and September 30, 2024, the net unrealized appreciation (depreciation) on the Credit Facility totaled approximately less than $(0.1) million and zero, respectively. The net change in net unrealized (appreciation) or depreciation was primarily due to changes in the capital markets.

Net Change in Net Assets Resulting from Operations

For the three and nine months ended June 30, 2025, net increase (decrease) in net assets resulting from operations totaled $19.3 million or $0.19 per share and $48.9 million or $0.54 per share, respectively. For the three and nine months ended June 30, 2024, net increase (decrease) in net assets resulting from operations totaled $16.9 million or $0.25 per share and $70.5 million, or $1.12 per share, respectively. The net increase or (decrease) from operations for the three and nine months ended June 30, 2025, was primarily due to operating performance of our portfolio, changes in capital market conditions of our investments, along with changes in size and cost yield of our debt portfolio and costs of financing.

LIQUIDITY AND CAPITAL RESOURCES

Our liquidity and capital resources are derived primarily from cash flows from operations, including income earned, proceeds from investment sales and repayments, and proceeds of securities offerings and debt financings. Our primary use of funds from operations includes investments in portfolio companies and payments of fees and other operating expenses we incur. We have used, and expect to continue to use, our debt capital, proceeds from our portfolio and proceeds from public and private offerings of securities to finance our investment objectives and operations.

For the nine months ended June 30, 2025 and 2024, the annualized weighted average cost of debt, inclusive of the fee on the undrawn commitment on the Credit Facility, amendment costs and debt issuance costs, was 7.0% and 7.3%, respectively. As of June 30, 2025 and September 30, 2024, we had $419.1 million and $192.1 million of unused borrowing capacity under the Credit Facility, respectively, subject to leverage and borrowing base restrictions.

In April 2025, PennantPark Floating Rate Capital Ltd. amended its credit facility agreement led by Truist Bank. As part of the amendment, the credit facility pricing decreased to SOFR plus 200 basis points from SOFR plus 225 basis points, the reinvestment period was extended one year to August 2028, the maturity date was extended one year to August 2030, and the maximum first lien advance rate was increased to 72.5% from 70.0%. As part of this amendment, commitments decreased from $736 million to $718 million.

In April 2025, PSSL through its wholly-owned and consolidated subsidiary, PennantPark CLO 12, LLC closed a four year reinvestment period, twelve-year final maturity $301 million debt securitization in the form of a collateralized loan obligation. The debt in this securitization is structured in the following manner: (i) $30.0 million of Class A-1 Loans, which bear interest at three-month SOFR plus 1.45%, (ii) $141.0 million of Class A-1 Notes,which bear interest at three-month SOFR plus 1.45%, (iii) $12.0 million of Class A-2 Notes, which bear interest at a three-month SOFR plus 1.60%, (iv) $21.0 million of Class B notes, which bears interest at three-month SOFR plus 1.85%, (v) $24.0 million of Class C notes, which bears interest at three-month SOFR plus 2.30%, (vi) $18.0 million Class D notes, which bears interest at three-month SOFR plus 3.30%, (vii) $55.0 million of subordinated notes. The weighted average credit spread is 1.71%. PSSL will continue to retain all of the subordinated notes through a consolidated subsidiary. The reinvestment period for the term debt securitization ends in April 2029 and the debt is scheduled to mature in April 2037. The proceeds from the debt repaid a portion of PSSL's $325 million secured credit facility.

In May 2025, PSSL through its wholly-owned and consolidated subsidiary, PennantPark CLO VI, LLC closed the refinancing of its 2035 Asset-Backed Debt through a four year reinvestment period, twelve-year final maturity $315.8 million debt securitization. The debt in this securitization is structured in the following manner: (i) $228.0 million of Class A-R Loans, which bears interest at three-month SOFR plus 1.85%, (ii) $18.0 million of Class B-R Loans, which bears interest at three-month SOFR plus 4.50%, (iii) $18.0 million of Class C-R Loans and (iv) $51.8 million of subordinated notes. The weighted average credit spread is 2.04%. PSSL will continue to retain all of the subordinated notes and Class C-R Loans through a consolidated subsidiary. The maturity of the replacement debt and existing subordinated notes is now extended to April 2037.

As of June 30, 2025 and September 30, 2024, we had cash equivalents of $102.7 million and $112.1 million, respectively, available for investing and general corporate purposes. We believe our liquidity and capital resources are sufficient to take advantage of market opportunities.

During the three and nine months ended June 30, 2025 we issued 2,800,000 shares and 21,638,000 shares of our common stock through the 2024 ATM Program, respectively at an average price of $11.31 per share and $11.34 per share raising $31.6 million and $244.8 million of net proceeds after commissions to the Sales Agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV, respectively. During the three and nine months ended June 30, 2024, we issued 8,770,000 and 13,263,436 shares of common stock through the 2022 ATM Program at an average price of $11.41 per share and $11.39 per share, raising $100.1 million and $150.6 million of net proceeds after commissions to the Sales Agents and inclusive of proceeds from the Investment Adviser to ensure that all shares were sold at or above NAV, respectively.

For the nine months ended June 30, 2025, our operating activities used cash of $386.1 million and our financing activities provided cash of $376.7 million. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to proceeds from the 2037 Asset-Backed debt and proceeds from the public offerings under our 2024 ATM Program partially offset by repayments of our Credit Facility.

For the nine months ended June 30, 2024, our operating activities used cash of $509.6 million and our financing activities provided cash of $493.7 million. Our operating activities used cash primarily due to our investment activities and our financing activities provided cash primarily due to borrowings under the Credit Facility, proceeds from public offerings under our ATM program and proceeds from the 2036 Asset-Backed debt partially offset by the repayment of the 2023 Notes.

DISTRIBUTIONS

During the three and nine months ended June 30, 2025 we declared distributions of $0.3075 and $0.9225 per share for total distributions of $30.5 million and $83.4 million, respectively. During the three and nine months ended June 30, 2024, we declared distributions of $0.3075 and $0.9225 per share for total distributions of $21.0 million and $57.9 million, respectively. We monitor available net investment income to determine if a return of capital for tax purposes may occur for the fiscal year. To the extent our taxable earnings fall below the total amount of our distributions for any given fiscal year, stockholders will be notified of the portion of those distributions deemed to be a tax return of capital. Tax characteristics of all distributions will be reported to stockholders subject to information reporting on Form 1099-DIV after the end of each calendar year and in our periodic reports filed with the SEC.

RECENT DEVELOPMENTS

In August 2025, the Company formed PennantPark Senior Secured Loan Fund II, LLC ("PSSL II"), a joint venture with a fund managed by Hamilton Lane ("HL"). PSSL II is expected to invest primarily in middle market loans consistent with PFLT’s core origination and underwriting strategy.

PFLT and HL have committed to provide a combined $200 million of notes and equity to the joint venture, with PFLT providing $150 million and HL providing $50 million. PSSL II intends to add a financing facility of $300 million which will enable the portfolio to grow to $500 million initially. PFLT and HL anticipate to begin investing in PSSL II's portfolio in late September or early October.

AVAILABLE INFORMATION

The Company makes available on its website its Quarterly Report on Form 10-Q filed with the SEC, and stockholders may find such report on its website at www.pennantpark.com.

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (in thousands, except per share data)

	June 30, 2025	September 30, 2024
	(unaudited)
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost— $2,093,435 and $1,622,669, respectively)	$2,112,576	$1,632,269
Controlled, affiliated investments (amortized cost— $361,375 and $372,271, respectively)	290,939	351,235
Total investments (amortized cost— $2,454,810 and $1,994,940, respectively)	2,403,515	1,983,504
Cash and cash equivalents (cost— $102,726 and $112,046, respectively)	102,730	112,050
Interest receivable	11,935	12,167
Distributions receivable	1,269	635
Due from affiliate	163	291
Prepaid expenses and other assets	1,990	198
Total assets	2,521,602	2,108,845
Liabilities
Credit Facility payable, at fair value (cost— $298,855 and $443,855, respectively)	298,865	443,880
2026 Notes payable, net (par—$185,000) (unamortized deferred financing costs of $585 and $1,168, respectively)	184,415	183,832
2036 Asset-Backed Debt, net (par—$287,000) (unamortized deferred financing costs of $2,508 and $2,914, respectively)	284,492	284,086
2036-R Asset-Backed Debt, net (par— $266,000) (unamortized deferred financing costs of $667 and $765, respectively)	265,333	265,235
2037 Asset-Backed Debt, net (par— $361,000 and $0, respectively) (unamortized deferred financing costs of $2,793 and $0, respectively)	358,207	—
Payable for investments purchased	—	20,363
Interest payable on debt	18,676	14,645
Distributions payable	10,170	7,834
Base management fee payable	5,929	4,588
Incentive fee payable	5,396	3,189
Accounts payable and accrued expenses	1,667	2,187
Deferred tax liability	890	1,712
Due to affiliate	49	—
Total liabilities	1,434,089	1,231,551
Net assets
Common stock, 99,217,896 and 77,579,896 shares issued and outstanding, respectively
Par value $0.001 per share and 200,000,000 shares authorized	99	78
Paid-in capital in excess of par value	1,221,478	976,744
Accumulated deficit	(134,064)	(99,528)
Total net assets	$1,087,513	$877,294
Total liabilities and net assets	$2,521,602	$2,108,845
Net asset value per share	$10.96	$11.31

PENNANTPARK FLOATING RATE CAPITAL LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2025	2024	2025	2024
Investment income:
From non-controlled, non-affiliated investments:
Interest	$50,856	$34,456	$147,533	$88,693
Dividend	549	768	1,495	1,853
Other income	786	591	2,901	3,622
From controlled, affiliated investments:
Interest	7,373	8,841	27,526	25,595
Dividend	3,938	3,719	12,688	10,938
Other income	—	130	306	130
Total investment income	63,502	48,505	192,449	130,831
Expenses:
Interest and expenses on debt	22,547	16,293	67,437	39,923
Performance-based incentive fee	5,396	5,307	19,146	14,937
Base management fee	5,929	3,908	16,797	10,283
General and administrative expenses	1,200	1,050	3,600	3,293
Administrative services expenses	750	450	1,900	1,661
Expenses before amendment costs and provision for taxes	35,822	27,008	108,880	70,097
Provision for taxes on net investment income	200	193	650	894
Credit Facility amendment costs	2,855	94	3,297	94
Total expenses	38,877	27,295	112,827	71,085
Net investment income	24,625	21,210	79,622	59,746
Realized and unrealized gain (loss) on investments and debt:
Net realized gain (loss) on:
Non-controlled, non-affiliated investments	(14,842)	(353)	(14,456)	568
Non-controlled and controlled, affiliated investments	—	—	22,811	—
Provision for taxes on realized gain (loss) on investments	12	—	(82)	—
Net realized gain (loss) on investments	(14,830)	(353)	8,273	568
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	16,233	(1,064)	9,546	7,443
Controlled and non-controlled, affiliated investments	(6,351)	(2,889)	(49,401)	2,519
Provision for taxes on unrealized appreciation (depreciation) on investments	(303)	—	797	230
Debt appreciation (depreciation)	(76)	16	15	(7)
Net change in unrealized appreciation (depreciation) on investments and debt	9,503	(3,937)	(39,043)	10,185
Net realized and unrealized gain (loss) from investments and debt	(5,327)	(4,290)	(30,770)	10,753
Net increase (decrease) in net assets resulting from operations	$19,298	$16,920	$48,852	$70,499
Net increase (decrease) in net assets resulting from operations per common share	$0.19	$0.25	$0.54	$1.12
Net investment income per common share	$0.25	$0.31	$0.88	$0.95

ABOUT PENNANTPARK FLOATING RATE CAPITAL LTD.

PennantPark Floating Rate Capital Ltd. is a business development company which primarily invests in U.S. middle-market companies in the form of floating rate senior secured loans, including first lien secured debt, second lien secured debt and subordinated debt. From time to time, the Company may also invest in equity investments. PennantPark Floating Rate Capital Ltd. is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle-market credit platform, managing approximately $10 billion of investable capital, including potential leverage. Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle-market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions. PennantPark Investment Advisers, LLC is headquartered in Miami and has offices in New York, Chicago, Houston, Los Angeles, Amsterdam and Zurich.

FORWARD-LOOKING STATEMENTS AND OTHER

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results, and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. PennantPark Floating Rate Capital Ltd. undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations.

The information contained herein is based on current tax laws, which may change in the future. The Company cannot be held responsible for any direct or incidental loss resulting from applying any of the information provided in this publication or from any other source mentioned. The information provided in this material does not constitute any specific legal, tax or accounting advice. Please consult with qualified professionals for this type of advice.

CONTACT:	Richard T. Allorto, Jr. PennantPark Floating Rate Capital Ltd. (212) 905-1000 www.pennantpark.com